Exhibit 14.1

CODE OF ETHICS

OF

PRIORITY TECHNOLOGY HOLDINGS, INC.

Adopted as of July 25, 2018

I.       INTRODUCTION

The Board of Directors (the “Board”) of Priority Technology Holdings, Inc. (the “Company”) has adopted this written code of ethics (this “Code”), as amended from time to time by the Board and which is applicable to all of the Company’s directors, officers and employees to:

●	promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

●	promote the full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”), as well as in other public communications made by or on behalf of the Company;

●	promote compliance with applicable governmental laws, rules and regulations;

●	deter wrongdoing; and

●	require prompt internal reporting of breaches of, and accountability for adherence to, this Code.

This Code may be amended and modified by the Board. In this Code, references to the “Company” means Priority Technology Holdings, Inc. and, in appropriate context, the Company’s subsidiaries, if any.

The Company shall publicly disclose this Code on Form 8-K or by any other means approved by the SEC, including making a copy of this Code publicly available on its website.

II.       HONEST, ETHICAL AND FAIR CONDUCT

Each person owes a duty to the Company to act with integrity. Integrity requires, among other things, being honest, fair and candid. Deceit, dishonesty and subordination of principle are inconsistent with integrity. Service to the Company should never be subordinated to personal gain and advantage.

Each person must:

●	Act with integrity, including being honest and candid while still maintaining the confidentiality of the Company’s information where required or when in the Company’s interests;

●	Observe all applicable governmental laws, rules and regulations;

●	Comply with the requirements of applicable accounting and auditing standards, as well as Company policies, in order to maintain a high standard of accuracy and completeness in the Company’s financial records and other business-related information and data;

●	Adhere to a high standard of business ethics and not seek competitive advantage through unlawful or unethical business practices;

●	Deal fairly with the Company’s customers, suppliers, competitors and employees;

●	Refrain from taking advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice;

●	Protect the assets of the Company and ensure their proper use;

●	Until such time as such person ceases to be an officer or director of the Company, to first present to the Company for its consideration, prior to presentation to any other entity, any business opportunity suitable for the Company, subject to any pre-existing fiduciary or contractual obligations such officer may have or as otherwise may be permitted pursuant to the Company’s amended and restated certificate of incorporation, as presently in effect (the “Certificate of Incorporation”)’; and

●	Avoid conflicts of interest, wherever possible, except as may be allowed pursuant to the Certificate of Incorporation or under guidelines or resolutions approved by the Board (or the appropriate committee of the Board)’. Anything that would be a conflict for a person subject to this Code also will be a conflict for a member of his or her immediate family or any other close relative. Examples of conflict of interest situations include, but are not limited to, the following:

●	any significant ownership interest in any supplier or customer;

●	any consulting or employment relationship with any supplier or customer;

●	the receipt of any money, non-nominal gifts or excessive entertainment from any entity with which the Company has current or prospective business dealings;

●	selling anything to the Company or buying anything from the Company, except on the same terms and conditions as comparable officers or directors are permitted to so purchase or sell;

●	any other financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving the Company;

●	when an individual subject to the Code receives improper personal benefits as a result of his or her position with the Company;

●	when an individual subject to the Code has other duties, responsibilities or obligations that run counter to his or her duty to the Company; and

●	any other circumstance, event, relationship or situation in which the personal interest of a person subject to this Code interferes — or even appears to interfere — with the interests of the Company as a whole.

III.       DISCLOSURE

The disclosures the Company makes to the SEC are the essential source of information about the Company for regulators and investors—there can be no questions about the duty to make them fairly,

accurately and timely. Accordingly, the Company strives to ensure that the contents of and the disclosures in the reports and documents that the Company files with the SEC and other public communications shall be full, fair, accurate, timely and understandable in accordance with applicable disclosure standards, including standards of materiality, where appropriate. Each person must:

●	not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company’s independent registered public accountants, governmental regulators, self-regulating organizations and other governmental officials, as appropriate; and

●	in relation to his or her area of responsibility, properly review and critically analyze proposed disclosure for accuracy and completeness.

In addition to the foregoing, the Chief Executive Officer and Chief Financial Officer of the Company and each subsidiary of the Company (or persons performing similar functions), and each other person that typically is involved in the financial reporting of the Company must familiarize himself or herself with the disclosure requirements applicable to the Company as well as the business and financial operations of the Company.

Each person must promptly bring to the attention of the Chairman of the Board any information he or she may have concerning (a) significant deficiencies in the design or operation of internal and/or disclosure controls that could adversely affect the Company’s ability to record, process, summarize and report financial data or (b) any fraud that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

IV.       COMPLIANCE

It is the Company’s obligation and policy to comply with all applicable governmental laws, rules and regulations. All directors, officers and employees of the Company are expected to understand, respect and comply with all of the laws, regulations, policies and procedures that apply to them in their positions with the Company. Employees are responsible for talking to their supervisors to determine which laws, regulations and Company policies apply to their position and what training is necessary to understand and comply with them.

Directors, officers and employees are directed to specify policies and procedures available to persons they supervise.

V.       INSIDER INFORMATION AND SECURITIES TRADING

The Company’s directors, officers or employees who have access to material, non-public information are not permitted to use that information for share trading purposes or for any purpose unrelated to the Company’s business. It is also against the law to trade or to “tip” others who might make an investment decision based on inside company information. For example, using non-public information to buy or sell the Company shares, options in the Company share or the share of any Company supplier, customer or competitor is prohibited. The consequences of insider trading violations can be severe. These rules also apply to the use of material, nonpublic information about other companies (including, for example, our customers, competitors and potential business partners). In addition to directors, officers or employees, these rules apply to such person’s spouse, children, parents and siblings, as well as any other family members living in such person’s home.

VI.       FINANCIAL STATEMENTS AND OTHER RECORDS

All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must both conform to applicable legal requirements and to the Company’s system of internal controls. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation.

Records should always be retained or destroyed according to the Company’s record retention policies. In accordance with those policies, in the event of litigation or governmental investigation, please consult the Board or the Company’s counsel.

VII.       IMPROPER INFLUENCE ON CONDUCT OF AUDITS

No director or officer, or any other person acting under the direction thereof, shall directly or indirectly take any action to coerce, manipulate, mislead or fraudulently influence any public or certified public accountant engaged in the performance of an audit or review of the financial statements of the Company or take any action that such person knows or should know that if successful could result in rendering the Company’s financial statements materially misleading. Any person who believes such improper influence is being exerted should report such action to such person’s supervisor, or if that is impractical under the circumstances, to any of our directors.

Types of conduct that could constitute improper influence include, but are not limited to, directly or indirectly:

●	Offering or paying bribes or other financial incentives, including future employment or contracts for non-audit services;

●	Providing an auditor with an inaccurate or misleading legal analysis;

●	Threatening to cancel or canceling existing non-audit or audit engagements if the auditor objects to the Company’s accounting;

●	Seeking to have a partner removed from the audit engagement because the partner objects to the Company’s accounting;

●	Blackmailing; and

●	Making physical threats.

VIII.       ANTI-CORRUPTION LAWS

The Company complies with the anti-corruption laws of the countries in which it does business, including the U.S. Foreign Corrupt Practices Act (“FCPA”). Directors, officers and employees will not directly or indirectly give anything of value to government officials, including employees of state-owned enterprises or foreign political candidates. These requirements apply both to Company employees and agents, such as third party sales representatives, no matter where they are doing business. If you are authorized to engage agents, you are responsible for ensuring they are reputable and for obtaining a written agreement to uphold the Company’s standards in this area.

IX.       WAIVERS AND AMENDMENTS

Any waiver (defined below) or an implicit waiver (defined below) from a provision of this Code for a director or for an “officer”, as such term is defined under Rule 16a-(1)(f) under the Exchange Act, or any amendment (as defined below) to this Code is required to be disclosed, within four business days, in a current report on Form 8-K filed with the SEC or, in cases where a Form 8-K is not required, by distributing a press release. In lieu of filing a current report on Form 8-K or distributing a press release, as applicable, to report any such waivers or amendments, the Company may provide such information on its website, if it keeps such information on the website for at least 12 months and discloses the website address as well as any intention to provide such disclosures in this manner in its most recently filed Annual Report on Form 10-K.

A “waiver” means the approval by the Company’s Board of a material departure from a provision of the Code. An “implicit waiver” means the Company’s failure to take action within a reasonable period of time regarding a material departure from a provision of the Code that has been made known to an executive officer of the Company. For the avoidance of doubt, any transaction otherwise permitted pursuant to the Company’s Certificate of Incorporation shall not require a waiver from the Board hereunder, nor shall an implicit waiver be deemed to have occurred with respect thereto. An “amendment” means any amendment to this Code other than minor technical, administrative or other non-substantive amendments hereto.

X.       REPORTING AND ACCOUNTABILITY

The Board is responsible for applying this Code to specific situations in which questions are presented to it and has the authority to interpret this Code in any particular situation. Any person who becomes aware of any existing or potential breach of this Code is required to notify the Chairman of the Board promptly. Failure to do so is, in and of itself, a breach of this Code.

Specifically, each person must:

●	Notify the Chairman of the Board promptly of any existing or potential violation of this Code.

●	Not retaliate against any other person for reports of potential violations that are made in good faith.

The Company will follow the following procedures in investigating and enforcing this Code and in reporting on the Code:

●	The Board will take all appropriate action to investigate any breaches reported to it.

●	Upon determination by the Board that a breach has occurred, the Board (by majority decision) will take or authorize such disciplinary or preventive action as it deems appropriate, after consultation with the Company’s General Counsel, up to and including dismissal or, in the event of criminal or other serious violations of law, notification of the SEC or other appropriate law enforcement authorities.

No person following the above procedure shall, as a result of following such procedure, be subject by the Company or any officer or employee thereof to discharge, demotion suspension, threat, harassment or, in any manner, discrimination against such person in terms and conditions of employment.

XII.       VIOLATIONS

Violation of this Code is grounds for disciplinary action up to and including termination of employment. Such action is in addition to any civil or criminal liability which might be imposed by any court or regulatory agency.

XIII.       OTHER POLICIES AND PROCEDURES

Any other policy or procedure set out by the Company in writing or made generally known to employees, officers or directors of the Company prior to the date hereof or hereafter are separate requirements and remain in full force and effect.

XIV.       INQUIRIES

All inquiries and questions in relation to this Code or its applicability to particular people or situations should be addressed to the Company’s Secretary, or such other compliance officer as shall be designated from time to time by the Company.

PROVISIONS FOR

CHIEF EXECUTIVE OFFICER AND SENIOR FINANCIAL OFFICERS

The Chief Executive Officer and all senior financial officers, including the Chief Financial Officer and principal accounting officer, are bound by the provisions set forth therein relating to ethical conduct, conflicts of interest, and compliance with law. In addition to the Code, the Chief Executive Officer and senior financial officers are subject to the following additional specific policies:

1.       Act with honesty and integrity, avoiding actual or apparent conflicts between personal, private interests and the interests of the Company, including receiving improper personal benefits as a result of his or her position.

2.       Disclose to the Chief Executive Officer and the Board any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

3.       Perform responsibilities with a view to causing periodic reports and documents filed with or submitted to the SEC and all other public communications made by the Company to contain information that is accurate, complete, fair, objective, relevant, timely and understandable, including full review of all annual and quarterly reports.

4.       Comply with laws, rules and regulations of federal, state and local governments applicable to the Company and with the rules and regulations of private and public regulatory agencies having jurisdiction over the Company.

5.       Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting or omitting material facts or allowing independent judgment to be compromised or subordinated.

6.       Respect the confidentiality of information acquired in the course of performance of his or her responsibilities except when authorized or otherwise legally obligated to disclose any such information; not use confidential information acquired in the course of performing his or her responsibilities for personal advantage.

7.       Share knowledge and maintain skills important and relevant to the needs of the Company, its stockholders and other constituencies and the general public.

8.       Proactively promote ethical behavior among subordinates and peers in his or her work environment and community.

9.       Use and control all corporate assets and resources employed by or entrusted to him or her in a responsible manner.

10.     Not use corporate information, corporate assets, corporate opportunities or his or her position with the Company for personal gain; not compete directly or indirectly with the Company.

11.     Comply in all respects with the Code.

12.     Advance the Company’s legitimate interests when the opportunity arises.

The Board will investigate any reported violations and will oversee an appropriate response, including corrective action and preventative measures. Any officer who violates this Code will face appropriate, case specific disciplinary action, which may include demotion or discharge.

Any request for a waiver of any provision of this Code must be in writing and addressed to the Chairman of the Board. Any waiver of this Code will be disclosed promptly on Form 8-K or any other means approved by the SEC.

It is the policy of the Company that each officer covered by this Code shall acknowledge and certify to the foregoing annually and file a copy of such certification with the Chairman of the Board.

OFFICER’S CERTIFICATION

Code of Ethics

Of

Priority Technology Holdings, Inc.

I hereby acknowledge and confirm that I have received a copy of, and have carefully read and understand, the Code of Ethics of Priority Technology Holdings, Inc. (the “Code”), as presently in effect. I hereby certify that I am in compliance with such Code and that I will continue to comply with such Code in the future. I understand that any violation of the Code will subject me to appropriate disciplinary action, which may include my demotion or discharge.

Dated:
(Signature)

(Print Name)

(Title)